Exhibit 3.1

CERTIFICATE OF MERGER

of

REPUBLIC AIRWAYS HOLDINGS INC.,

a Delaware corporation

with and into

MESA AIR GROUP, INC.,

a Delaware corporation

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and in lieu of filing the agreement of merger, Mesa Air Group, Inc., a Delaware corporation (the “Company”), in connection with the merger of Republic Airways Holdings Inc., a Delaware corporation (“Republic”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The names and states of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Incorporation
Mesa Air Group, Inc.	Delaware
Republic Airways Holdings Inc.	Delaware

SECOND: The Agreement, Plan of Conversion and Plan of Merger (the “Merger Agreement”), dated as of April 4, 2025, by and between the Company and Republic, setting forth the terms and conditions of the merger of Republic with and into the Company, has been approved, adopted, certified, executed, and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD: Pursuant to the Merger Agreement, Republic will merge with and into the Company. The Company shall be the surviving corporation after the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be Republic Airways Holdings Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the Company as in effect immediately prior to the Merger, and as amended to reflect the name change described above, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

2 Brickyard Lane

Carmel, IN 46032

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SEVENTH: That this Certificate of Merger and the Merger shall become effective at 8:31 a.m. Eastern Time on November 25, 2025.

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2

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be duly executed by an authorized officer on November 18, 2025.

MESA AIR GROUP, INC.

By:	/s/ Brian Gillman
Name:	Brian Gillman
Title:	Executive Vice President, General Counsel & Secretary

[Signature Page to DE Certificate of Merger]

CERTIFICATE OF INCORPORATION

OF

MESA AIR GROUP, INC.

ARTICLE I

Section 1.1. Name. The name of the Corporation is Mesa Air Group, Inc. (the “Corporation”).

ARTICLE II

Section 2.1. Address. The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808; the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”).

ARTICLE IV

Section 4.1. Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 5,500,000,000 shares, which shall be divided into two classes as follows: (i) 5,000,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”) and (ii) 500,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”). The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the stockholders entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is expressly required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 4.2. Preferred Stock.

(A) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the authorized but unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (full or limited or no voting powers) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series of Preferred Stock).

Section 4.3. Common Stock.

(A) Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights, whether full or limited or no voting powers), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(B) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, such dividends and other distributions may be declared and paid ratably on the Common Stock, ratably in proportion to the number of shares held by each such stockholder, out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine.

(C) Liquidation, Dissolution or Winding Up. Subject to applicable law, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution, liquidation or winding up of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by each such stockholder.

ARTICLE V

Section 5.1. Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. In addition to any vote of the holders of any class or series of capital stock of the Corporation required by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, change, add to, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Section 5.2. Certificate of Incorporation. In addition to any vote required by applicable law or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), the amendment, alteration, repeal or rescission of, in whole or in part, or the adoption of any provision inconsistent with, the following provisions in this Certificate of Incorporation shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VII, Article VIII and Article XII.

ARTICLE VI

Section 6.1. Board of Directors.

(A) Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the whole Board shall be determined from time to time exclusively by resolution adopted by the Board.

(B) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board that results from an increase in the total number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by the affirmative vote of a majority of the directors then in office (other than directors elected exclusively by the holders of any series of Preferred Stock, voting separately as a series or together with one or more such series, as the case may be), although less than a quorum, or by the sole remaining director (other than directors elected exclusively by the holders of any series of Preferred Stock, by voting separately as a series or together with one or more series, as the case may be) (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting for the election of directors and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(C) Any or all of the directors (other than the directors elected exclusively by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

(D) During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues, and notwithstanding Section 6.1(A) hereof: (i) the then otherwise total authorized number of directors of the Corporation fixed pursuant to Section 6.1(A) hereof shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such directorship terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding any other provision of this Certificate of Incorporation, except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each, such director shall cease to be qualified, and shall cease to be, a director), and the total authorized number of directors of the Corporation shall automatically be reduced accordingly, but in all events not less than the number of directors fixed pursuant to Section 6.1(A) hereof.

(E) Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so provide.

(F) Notwithstanding anything to the contrary in this Certificate of Incorporation or the Bylaws, at least two-thirds of the members of the Board shall be “citizens of the United States” as provided under Applicable Transportation Law (as defined in Section 10.1 below), and the Chairman of the Board shall be a “citizen of the United States” as provided under Applicable Transportation Law (as defined in Section 10.1 below) for so long as required by Applicable Transportation Law. If the number of Non-Citizens (as defined in Section 10.1 below) serving on the Board at any time exceeds the limitations provided under Applicable Transportation Law, one or more directors who are Non-Citizens shall, in reverse chronological order based on their tenure of service on the Board, cease to be qualified as directors and shall automatically cease to be directors.

Section 6.2. Officers. Notwithstanding anything to the contrary in this Certificate of Incorporation or the Bylaws, the Chief Executive Officer and President and at least two-thirds of the other officers of the Corporation shall be “citizens of the United States” as provided under Applicable Transportation Law (as defined in Section 10.1 below) for so long as required by Applicable Transportation Law.

ARTICLE VII

Section 7.1. Meetings of Stockholders. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting by such holders unless such action is recommended by all directors of the Corporation then in office; provided, however, that notwithstanding the foregoing, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting or consenting separately as a series or separately as a class with one or more other such series, may be taken by consent in lieu of a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chair of the Board or the Chief Executive Officer of the Corporation or, subject to compliance with the procedures and restrictions and limitations set forth in the Bylaws, by the Secretary upon the request of holders of stock of the Corporation entitling the holders thereof to not less than 20% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE VIII

Section 8.1. Limited Liability of Directors and Officers. No director or officer of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article VIII shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment or repeal.

ARTICLE IX

Section 9.1. Waiver of Corporate Opportunity Doctrine. The Corporation renounces, in accordance with Section 122(17) of the DGCL, any application of the corporate opportunity doctrine in respect of the stockholders of the Corporation in their capacity as such.

ARTICLE X

Section 10.1. Non-Citizen Voting and Ownership Limitations. All shares of Common Stock and Preferred Stock of the Corporation (collectively, “Equity Securities”) shall be subject to the following limitations:

(A) Non-Citizen Voting and Ownership Limitations. In no event shall persons or entities who fail to qualify as a “citizen of the United States,” as the term is defined in Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as amended, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the U.S. Department of Transportation, its predecessors and successors, from time to time (“Applicable Transportation Law”), including any agent, trustee, or representative of such persons or entities (“Non-Citizens”) collectively, be entitled to own (beneficially or of record) and/or control more than (x) 24.9% of the aggregate voting power of all outstanding Equity Securities of the Corporation (the “Voting Cap Amount”) or (y) 49% of the total number of all outstanding shares of Equity Securities of the Corporation (the “Absolute Cap Amount,” and together with the Voting Cap Amount, the “Cap Amounts”).

(B) Enforcement of Cap Amounts. The restrictions imposed by the Cap Amounts shall be applied to each Non-Citizen in reverse chronological order based upon the date of registration (or attempted registration in the case of the Absolute Cap Amount) on the separate stock record maintained by the Corporation or any transfer agent for the registration of Equity Securities held by Non-Citizens (the “Foreign Stock Registry”) or the stock transfer records of the Corporation. At no time shall the shares of Equity Securities held by Non-Citizens be voted, unless such shares are registered on the Foreign Stock Registry. In the event that Non-Citizens shall own (beneficially or of record) and/or have voting control over any Equity Securities, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership and/or control of a United States air carrier, including Applicable Transportation Law. If Non-Citizens at any time collectively own (beneficially or of record) and/or control more than the Voting Cap Amount, the voting rights of the Equity Securities in excess of the Voting Cap Amount shall be automatically suspended in accordance with this Section 10.1(B) and Section 10.2 below. In the event that any transfer of Equity Securities to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) and/or controlling more than the Absolute Cap Amount, such transfer shall be null and void ab initio and of no force and effect and shall not be recorded in the books and records of the Corporation, including the Foreign Stock Registry. Any determination as to ownership, control or citizenship made by the Board shall be conclusive and binding as between the Corporation and any stockholder.

Section 10.2. Foreign Stock Registry.

(A) The Corporation or any transfer agent shall maintain a separate stock record, designated the “Foreign Stock Registry,” for the registration of Equity Securities owned (beneficially or of record) and/or controlled by Non-Citizens. It is the duty of each stockholder who is a Non-Citizen to register his, her or its Equity Securities in the Foreign Stock Registry. The beneficial ownership or control of Equity Securities by Non-Citizens shall be determined in conformity with regulations prescribed from time to time by the Board, and a copy of such regulations shall be maintained by the Secretary of the Corporation and shall be furnished by the Corporation to any stockholder of the Corporation upon request therefor, without cost. Only Equity Securities that have been issued and are outstanding may be registered in the Foreign Stock Registry. The Foreign Stock Registry shall include (i) the name and nationality of each Non-Citizen owning (beneficially or of record) or controlling Equity Securities, (ii) the number of Equity Securities owned (beneficially or of record) or controlled by each such Non-Citizen and (iii) the date of registration of such Equity Securities in the Foreign Stock Registry.

(B) In no event shall Equity Securities owned (beneficially or of record) and/or controlled by Non-Citizens representing more than the Voting Cap Amount be voted. In the event that Non-Citizens shall collectively own (beneficially or of record) and/or have voting control over any Equity Securities, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership and/or control of a United States air carrier including Applicable Transportation Law. Voting rights of Equity Securities owned (beneficially or of record) and/or controlled by Non-Citizens shall be suspended in reverse chronological order based upon the date of registration (or attempted registration) in the Foreign Stock Registry. Such suspension of the voting rights shall automatically terminate upon the earlier of the (i) transfer of such Equity Securities to a person or entity who is a “citizen of the United States” (as such term is defined in the Applicable Transportation Law), or (ii) registration of such shares of Equity Securities on the Foreign Stock Registry, subject to the second sentence of Section 10.2(C).

(C) In the event that any transfer or issuance of Equity Securities to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) and/or controlling more than the Absolute Cap Amount, such transfer or issuance shall be null and void ab initio and of no force or effect, and shall not be recorded in the Foreign Stock Registry or the stock records of the Corporation. In the event that the Corporation shall determine that the Equity Securities registered on the Foreign Stock Registry or otherwise registered on the stock records of the Corporation and owned (beneficially or of record) and/or controlled by Non-Citizens, taken together (without duplication), exceed the Absolute Cap Amount, such number of shares shall be removed from the Foreign Stock Registry and the stock records of the Corporation, as applicable, in reverse chronological order based on the date of registration (or attempted registration) in the Foreign Stock Registry and the stock records of the Corporation, as applicable, and any transfer or issuance that resulted in such event shall be deemed null and void ab initio and of no force or effect, such that the Foreign Stock Registry and the stock records of the Corporation, as applicable, reflect the ownership of shares without giving effect to any transfer or issuance that caused the Corporation to exceed the Absolute Cap Amount until the aggregate number of shares registered in the Foreign Stock Registry or otherwise registered to Non-Citizens is equal to the Absolute Cap Amount.

Section 10.3. Registration of Shares. Subject to any limitations or exceptions set forth in this Article X, registration of the ownership of Equity Securities by Non-Citizens shall be effected by written notice to, and in the form specified from time to time by, the Secretary of the Corporation. The order in which such shares shall be registered on the Foreign Stock Registry shall be chronological, based on the date the Corporation received a written notice to so register such shares; provided, that any Non-Citizen who purchases or otherwise acquires shares that are registered on the Foreign Stock Registry shall register such shares in its own name within 30 days of such acquisition, in which event such person or entity will assume the position of the seller of such shares in the chronological order of shares registered on the Foreign Stock Registry.

Section 10.4. Certification of Equity Securities.

(A) The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders in connection with the annual meeting or any special meeting of the stockholders of the Corporation, or otherwise) require a person or entity that is a holder of record of Equity Securities or that the Corporation knows to have, or has reasonable cause to believe has, beneficial ownership or control of Equity Securities to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot of such person) that, to the knowledge of such person or entity:

(1) all Equity Securities as to which such person or entity has record ownership or beneficial ownership are owned and controlled only by “citizens of the United States” (as defined above in Section 10.1); or

(2) the number of Equity Securities of record or beneficially owned by such person or entity that are owned and/or controlled by Non-Citizens is as set forth in such certificate.

(B) With respect to any Equity Securities identified in response to clause (A)(2) above, the Corporation may require such person or entity to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article X.

(C) For purposes of applying the provisions of this Article X with respect to any Equity Securities, in the event of the failure of any person or entity to provide the certificate or other information to which the Corporation is entitled pursuant to this Section 10.4, the Corporation shall be entitled to presume that the Equity Securities in question are owned and/or controlled by Non-Citizens.

(D) Each certificate or other representative document for Equity Securities (including each such certificate or representative document for Equity Securities issued upon any permitted transfer of Equity Securities, securities convertible into or exchangeable for Equity Securities) shall contain a legend in substantially the following form:

THE [TYPE OF EQUITY SECURITIES] OF MESA AIR GROUP, INC. REPRESENTED BY THIS CERTIFICATE OR REPRESENTATIVE DOCUMENT ARE SUBJECT TO OWNERSHIP, CONTROL, AND VOTING RESTRICTIONS WITH RESPECT TO CERTAIN SECURITIES HELD BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS THE TERM IS DEFINED IN SECTION 40102(a)(15) OF SUBTITLE VII OF TITLE 49 OF THE UNITED STATES CODE, AS AMENDED, IN ANY SIMILAR LEGISLATION OF THE UNITED STATES ENACTED IN SUBSTITUTION OR REPLACEMENT THEREFORE, AND AS INTERPRETED BY THE UNITED STATES DEPARTMENT OF TRANSPORTATION, ITS PREDECESSORS AND SUCCESSORS, FROM TIME TO TIME. SUCH OWNERSHIP, CONTROL, AND VOTING RESTRICTIONS ARE CONTAINED IN THE CERTIFICATE OF INCORPORATION AND THE BYLAWS OF MESA AIR GROUP, INC., AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF SUCH CERTIFICATE OF INCORPORATION AND BYLAWS SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF THE SECURITIES REPRESENTED HEREBY UPON WRITTEN REQUEST TO THE SECRETARY OF MESA AIR GROUP, INC.

ARTICLE XI

Section 11.1. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

Section 12.1. Derivative Actions. The Corporation shall at all times have, and there is hereby established, a Litigation Demand Committee (as defined below) of the Board, which shall have the sole and exclusive power and authority of the Board, to the fullest extent permitted by law, to consider the merits of, investigate, review, consider and evaluate, and take and cause to be implemented all actions and make all such decisions and determinations with respect to, any litigation demands on the Board made by a stockholder in accordance with Delaware law to investigate or take any action with respect to any allegation or claim of any breach of fiduciary duty owed by any current or former director, officer, stockholder or other fiduciary of the Corporation or any affiliate thereof, as well as any other allegation or claim that may give rise to a derivative claim that may be brought by or on behalf of the Corporation or any affiliate thereof, and to make decisions and take actions with respect to any such demands, including, without limitation, with respect to whether to initiate or decline to initiate any action, suit or proceeding, or to pursue, continue, move to dismiss, settle, compromise, resolve or take other action with respect to, any such demand or threatened or pending derivative action. For purposes of this Article XII, “Litigation Demand Committee” means a committee of the Board composed entirely solely of one or more disinterested directors in office at any time and from time to time who are determined by the Board to meet the independence standards (but need not meet the financial literacy or financial expert qualifications) required to serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder and by the national securities exchange on which the Common Stock is listed for trading. The Litigation Demand Committee may (and, if the Litigation Demand Committee deems warranted by the facts and circumstances in respect of any demand or threatened or pending derivative action for which a demand has been made to, or that is otherwise before, the Litigation Demand Committee, the Litigation Demand Committee shall) establish a subcommittee of the Litigation Demand Committee, which subcommittee shall have any or all of the powers and authority of the Litigation Demand Committee.

Section 12.2. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction, another state or federal court (as appropriate) located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), (v) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, or (vi) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL, in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including, in each case, the applicable rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

Section 13.1 The name and mailing address of the sole incorporator of the Corporation is Leslie A. Brault at 2525 East Camelback Road Suite 1000, Phoenix, Arizona 85016.

*  *  *

This Certificate of Incorporation shall become effective at 8:30 a.m. (Eastern Time) on November 25, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, being the incorporator hereinabove named, makes and files this Certificate of Incorporation and does hereby declare and certify that said instrument is her act and deed and that the facts stated herein are true, and accordingly has executed this Certificate of Incorporation this 18th day of November, 2025.

By:	/s/ Leslie A. Brault
Name: Leslie A. Brault
Title: Sole Incorporator